Exhibit 99.1

Contact: John Farr Chief Financial Officer 800.287.4383 investor.relations@pervasive.com

Pervasive Software Reports Preliminary First Quarter Results

AUSTIN, TEXAS – October 1, 2004 – Pervasive Software® Inc. (NASDAQ:PVSW), a global value leader in data infrastructure software, today announced preliminary financial results for the first quarter ending September 30, 2004.

The company expects total revenue for the first quarter to be in the range of $11.6 million to $11.8 million and GAAP-basis diluted earnings per share of $0.03 to $0.04, representing the company’s fifteenth consecutive quarter of profitability. GAAP-basis profitability for the quarter includes amortization of purchased intangibles of approximately $0.3 million.

“We are disappointed with our revenue performance this quarter even though we historically have found our summer September quarter to be particularly challenging,” said David Sikora, president and CEO, Pervasive Software. “We continue to focus on the strategic roadmap we put forth over two years ago, building a company positioned to capture opportunities in the data infrastructure software market.”

As a reflection of its continued confidence in the company’s future, Pervasive acquired 209,600 shares of Pervasive common stock on the open market at a total cost of approximately $1.25 million, during the quarter ended September 30, 2004. This was the first acquisition of shares of Pervasive common stock under our $5.0 million stock repurchase program announced in July, 2003.

Conference Call - October 1, 2004

Pervasive will hold a brief conference call today, October 1, 2004 at 5:00 P.M. Eastern time to discuss preliminary results. The dial-in numbers for the call are 800-894-5910 or 785-424-1052. The conference ID is “PVSW”. The conference call may also be accessed live over the Web at http://www.pervasive.com/ircalendar. Check the website before the call for login information. Replay will be available 6 P.M Eastern Friday, October 1, to midnight, Friday, October 7, by dialing 888-562-3382 or 402-220-1192, or for a longer period through Pervasive’s Web site.

Pervasive emphasizes that the results are preliminary and that actual results could vary when the company reports final revenue and earnings for the first quarter on October 19, 2004 at 5 P.M. Eastern time.

About Pervasive Software

Pervasive Software is a global value leader in data infrastructure software. The company’s award-winning products enable customers to manage, integrate, analyze and secure their critical data, providing the industry’s best combination of performance, reliability and cost. Pervasive’s strength is evidenced by the size and diversity of its customer base, serving tens of thousands of customers in virtually every industry market around the world. With headquarters in Austin, Texas, Pervasive was founded in 1994 and sells its products into more than 150 countries. More information may be found on the Web at http://www.pervasive.com.

Cautionary Statement

This release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements included in this document are based upon information available to Pervasive as of the date hereof, and Pervasive assumes no obligation to update any such forward-looking statement. Investors are cautioned that actual results could differ from Pervasive’s preliminary estimates upon completion of the company’s normal quarter-end closing procedures.

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All Pervasive brand and product names are trademarks or registered trademarks of Pervasive Software Inc. in the United States and other countries. All other marks are the property of their respective owners.

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